Exhibit 2.3

AMENDMENT TO ASSET PURCHASE AGREEMENT

This AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is entered into this 30th day of November, 2025 (“Effective Date”), by and between XTANT MEDICAL HOLDINGS, INC., a Delaware corporation (“Xtant”), SURGALIGN SPV, INC., a Delaware corporation (“Surgalign, and together with Xtant, the “Company Group”), and COMPANION SPINE, LLC, a Delaware limited liability company (“Buyer”). The Company Group and Buyer are referred to in this Amendment individually as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, the Company Group and Buyer entered into that certain Asset Purchase Agreement dated as of July 7, 2025 (as amended hereby, and as may be further amended, supplemented or modified, the “Purchase Agreement”);

WHEREAS, pursuant to Section 10.8 of the Purchase Agreement, the Purchase Agreement may not be amended, modified, or supplemented except by an agreement in writing signed by the Parties;

WHEREAS, because of developments following the execution of the Purchase Agreement, the Parties now desire to amend the Purchase Agreement as set forth in this Amendment, including without limitation to change the Closing effective time and to extend to the maturity date of the Note, all as set forth herein; and

WHEREAS, capitalized terms used but not defined herein shall have the meanings set forth in the Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Closing Effective Time. The Purchase Agreement is hereby amended to replace each reference to the Closing being effective as of “11:59 p.m. Eastern Time” with “12:01 a.m. Eastern Time on December 1.” Any and all provisions of the Purchase Agreement that reference or rely upon the Closing effective time shall be construed consistent with the foregoing change.

2. Note. Section 3.2(b)(iii) of the Purchase Agreement is hereby amended, such that it reads in its entirety as follows:

“(iii) deliver a promissory note, payable to the Company Group by Buyer, with a principal balance of $8,200,000.00, in substantially the form attached hereto as Exhibit A, which, for the avoidance of doubt, shall mature on January 15, 2026 (the “Note”).”

3. No Other Amendments. Except as expressly amended by this Amendment, the Purchase Agreement remains unmodified and in full force and effect. In the event of any conflict between the terms of this Amendment and the Purchase Agreement, the terms of this Amendment shall control.

4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws governing the Purchase Agreement.

5. Counterparts; Electronic Signatures. This Amendment may be executed in any number of counterparts (including by facsimile, ..pdf or electronic transmission), each of which shall be deemed an original, but all of which when taken together shall constitute one instrument. Electronic signatures shall have the same force and effect as original signatures.

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IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first written above.

COMPANY GROUP:

XTANT MEDICAL HOLDINGS, INC.

By:	/s/ Sean E. Browne
Name:	Sean Browne
Title:	President and CEO

SURGALIGN SPV, INC.

By:	/s/ Sean E. Browne
Name:	Sean Browne
Title:	President

BUYER:

COMPANION SPINE, LLC

By:	/s/ Anthony Viscogliosi
Name:	Anthony Viscogliosi
Title:	CEO and Chairman

[Signature Page to Amendment to Asset Purchase Agreement]